UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 15, 2007

FIRST ADVANTAGE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

Delaware	001-31666	61-1437565
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Carillon Parkway

St. Petersburg, Florida 33716

(Address of principal executive offices)

(727) 214-3411

(Registrant’s telephone number)

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers

On March 15, 2007, First Advantage Corporation’s, (the “Company”) Compensation Committee approved the senior executive annual incentive program for fiscal year 2007 (“2007 Incentive Program”) for the President of the Company, Anand Nallathambi, who will become the Company’s Chief Executive Officer, effective March 30, 2007. He will also retain his position as President. The Company’s Compensation Committee previously approved the 2007 Incentive Program for other eligible participants and the Company filed a Form 8-K detailing the terms of the incentive program for the other named executive officers (“NEO”).

Mr. Nallathamb shall be entitled to a cash bonus based upon a percentage of his respective base salary upon the achievement of certain quantitative performance measurements related to earnings per share. The maximum percentage of his base salary available for a cash bonus award is 125 percent. In addition to the cash bonus, he shall be eligible for an equity bonus, which will also be awarded if threshold quantitative measurements related to earnings per share are met. If Mr. Nallathambi exceeds the target for earnings per share, he will be eligible for an additional equity award. The equity grant will be subject to vesting requirements over a four year period of time and continued employment with the Company is required. However, no cash bonus or equity bonus will be awarded if threshold quantitative measurements are not met. All awards Mr. Nallathambi may be eligible to receive are under the 2003 First Advantage Incentive Compensation Plan.

The cash bonus distributions under the 2007 Incentive Plan will be calculated at the end of the fiscal year, will be based upon the audited financial results of the Company and will be paid during the first quarter of 2008. The 2007 Incentive Plan is effective for fiscal 2007 and may be changed or modified at the discretion of the Compensation Committee or Board.

In addition to the approval of Mr. Nallathambi’s annual incentive program, the Compensation Committee approved a one time grant of 50,000 options to be issued upon his promotion to Chief Executive Officer on March 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ADVANTAGE CORPORATION

Date: March 20, 2007	By:	/s/ JOHN LAMSON
	Name:	John Lamson
	Title:	Executive Vice President and Chief Financial Officer